English Translation

Exhibit 4.47

BUSINESS OPERATION AGREEMENT

This BUSINESS OPERATION AGREEMENT (hereinafter referred to as this “Agreement”) is made and entered into by and among the following Parties (hereinafter referred to as the “Parties”) on 11th September 2007 in Shanghai, the People’s Republic of China (hereinafter “China”):

Party A: ICE Information Technology (Shanghai) Co., Ltd.

Registered Address: 301 Room, 290 Song Hu Road, Yangpu district, Shanghai, China

Party B: Shanghai ICE Information Technology Co., Ltd.

Registered Address: 684-15 Room, Building No.2, 351 Guo Shou Jing Road, Zhang Jiang

Science and Technology Park, Shanghai

Party C: the natural persons as set forth in Annex 1 hereto (hereinafter the “Shareholders”)

WHEREAS:

1.	Party A is a wholly foreign owned enterprise incorporated and effectively subsisting in the People’s Republic of China;

2.	Party B is a limited liability company incorporated in China by the Chinese natural persons;

3.	Party A and Party B has developed the business relationship between them by executing such agreements as the Exclusive Technology Consulting and Service Agreement; Party B shall, under such agreements, effect various kinds of payment to Party A and accordingly Party B’s day-to-day operations will have substantial effect on its ability to effect the corresponding payments to Party A; and

4.	Each of Party C is Party B’s Shareholders who are the beneficial owners of 100% of the equity in Party B.

The Parties hereto have, through friendly consultations and on the principle of equality and mutual benefit, hereby reached an agreement as follows for joint observance:

1.	Obligation of Omission

In order to ensure that Party B performs each of the agreements executed with Party A and each of the obligations assumed by Party B with Party A, the Shareholders hereby confirm and agree that, unless the prior written consents of Party A or other parties as designated by Party A have been obtained, Party B will not engage in any transactions which may substantially affect the Company’s assets, businesses, personnel, obligations, rights or the Company’s operations, including but not limited to the following contents:

1.1	engaging in any activities beyond the Company’s normal business scope;

English Translation

1.2	securing loans from any third party or assuming any indebtedness;

1.3	changing or dismissing any directors of the Company or dismissing and replacing any senior managerial personnel of the Company;

1.4	selling to or obtaining from any third party any assets or rights, including but not limited to, any intellectual property rights;

1.5	guaranteeing the indebtedness of any third party with its assets or intellectual property rights or providing any other forms of guaranties or creating any other right encumbrances on the Company’s assets, except for the guaranties as a result of the normal or routine business operations and subject to Party A’s prior written consent;

1.6	revising the Company’s articles of association or changing the Company’s business scope;

1.7	changing the Company’s normal business procedures or revising any major internal rules and regulations of the Company; and

1.8	assigning to any third party rights and obligations under this Agreement.

2.	Management Control and Personnel Arrangement

2.1	Party B and the Shareholders hereby agree to subject themselves to the proposals lodged by Party A from time to time in such respects as the employment and dismissal of the Company’s workers and staff members, the Company’s day-to-day operation and management as well as the Company’s financial management systems and to put the proposals into strict execution.

2.2	Party B and the Shareholders hereby agree that, the Shareholders will have the persons designated by Party A elected as Party B’s director according to the procedures as stipulated by laws, regulations and the Company’s articles of association and ensure that they will have the Company’s chairman of the board of directors, general manager, chief financial officer as well as other senior managerial personnel elected based upon the opinions of the board of directors.

2.3	In the event that the director designated by Party A quits his/her position in Party A, whether he/she voluntarily quits his/her position or is dismissed by Party A, he/she will not qualify himself/herself as serving as any position in Party B, under which circumstance the Shareholders will have other persons separately designated by Party A elected for such position.

English Translation

2.4	For purposes of the aforesaid Sub-section 2.3, the Shareholders shall, according to the provisions of laws, the Company’s articles of association and this Agreement, adopt all the Company’s internal and external procedures necessary for completion of the aforesaid procedures for dismissal and appointment.

3.	Authorization of the Shareholders’ Voting Rights and Other Rights

3.1	The Shareholders (the “Principal”) hereby severally and jointly and irrevocably authorize Party A (the “Agent”) to exercise on its behalf the rights such as voting and management rights of Party B’s shareholders. The Agent’s powers and rights under the aforesaid authorization include, without limitation, the following items:

(1) exercising on behalf of the Principal the voting power as Party B’s shareholders;

(2) exercising on behalf of the Principal the management control powers over Party B; and

(3) exercising on behalf of the Principal all the various other rights of the shareholders under laws and Party B’s articles of association.

3.2	In order for the Agent to effectively implement and exercise various powers and rights granted under the aforesaid Sub-section 3.1 to the Agent, each of the Principals undertakes and agrees, where it is required by any laws, regulations or any government authorities to produce special power of attorney or similar instruments or to go through the relevant formalities (such as the notarization of power of attorney, etc.) regarding a certain specific entrusted matter, to promptly produce such power of attorney as required.

3.3	The Principals hereby undertake and acknowledge, at the request in writing of the Agent, to authorize the individuals designated by the Agent to serve as Party B’s legal representative, directors or other managerial positions, etc.

3.4	The Principal hereby agrees and acknowledges that, the Agent shall have the right to delegate the various powers and rights granted to the Agent under the aforesaid Sub-section 3.1 to its Company’s high-level managerial personnel by giving written notice to the Principal. The Principal shall, upon receipt of the aforesaid written notice given by the Agent, provide such high-level managerial personnel as designated by the Agent with the power of attorney as required in the Agent’s written notice and grant the equal powers and rights to such personnel, provided however that the Agent shall have the right to make a request for cancellation of the aforesaid authorization to such high-level managerial personnel by giving written notice to the Principal. The Principal shall, upon receipt of the aforesaid written notice given by the Agent, forthwith cancel the authorization to such high-level managerial personnel as required in the Agent’s written notice.

English Translation

4.	Miscellaneous

4.1	The Shareholders agree to promptly pay or transfer with no auxiliary conditions to Party A any bonus, dividends distribution or any other proceeds or benefits (regardless of their specific forms) obtained from Party B as the shareholders of Party B upon realization thereof.

4.2	The Shareholders agree that this Agreement shall remain valid to their lawful successors and assigns and that the lawful successors and assigns of the Shareholders shall continue to assume the obligations which should be assumed by the Shareholders under this Agreement.

5.	Entire Agreement and Revision of Agreement

5.1	This Agreement and all such agreements and/or instruments as referred to or expressly contained herein constitute the entire agreement reached by and among the Parties regarding the subject matter of this Agreement and replace and supersede all prior verbal and written agreements, contracts, understandings and communications among the Parties with respect to the matters regarding the subject matter of this Agreement.

5.2	Any amendments to this Agreement may be effective only subject to the execution of written agreement by the Parties hereto. The amended agreement and supplementary agreement regarding this Agreement duly signed by the Parties hereto are the constituent part of this Agreement with the equal legal effect with this Agreement.

6.	Governing Laws

The execution, effectiveness, performance and interpretation of this Agreement as well as the settlement of disputes shall be governed by the laws of the People’s Republic of China. This Agreement shall be interpreted in accordance with the laws of the People’s Republic of China.

7.	Settlement of Dispute

7.1	Any dispute arising from the interpretation and performance of terms and conditions contained this Agreement shall be settled in good faith by the Parties hereto through consultations. Failing which, any Party may refer the relevant disputes to the Shanghai Sub-Commission of China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in Shanghai according to the Commission’s arbitration rules in effect at the time of applying for arbitration with the language of the arbitration being the Chinese language. The arbitral award shall be final and binding upon the Parties hereto.

English Translation

7.2	Except for the matters in dispute among the Parties hereto, they shall, on the principle of bona fide, continue to perform their respective obligations according to the stipulations hereof.

8.	Notice

All such notices as given by the Parties hereto for performance of the rights and obligations hereunder shall be made in writing and delivered by messenger, airmail letter, facsimile or express delivery to the following addresses or fax numbers of the Parties hereto or other addresses or fax numbers of which one Party informs other Parties from time to time in writing. The time for receipt of fax shall be the time when the addresser receives the receipt acknowledging the sending of fax and the time for receipt of messenger, express delivery and airmail letter shall be subject to the actual arrival thereof.

Party A:    ICE Information Technology (Shanghai) Co., Ltd.

Address: 301 Room, 290 Song Hu Road, Yangpu district, Shanghai, China

Fax: 021-51781818

Tel: 021-51781888

Attention: SUN TAO

Party B :    Shanghai ICE Information Technology Co., Ltd.

Address: 3rd Floor, Building No.10, KIC Plaza 290 Song Hu Road, Yangpu district, Shanghai, China 200433

Fax: 021-51781818

Tel: 021-51781888

Attention: SUN TAO

Party C :

[shareholders of Shanghai ICE Information Technology Co., Ltd.]

English Translation

9.	Coming into Force, Term and Miscellaneous

9.1	The written consent, proposal and designation hereof involving Party A as well as other decisions having significant effect on Party B’s day-to-day operations shall be made by Party A’s board of directors.

9.2	This Agreement shall be executed by the Parties hereto and come into force on the day and year first above written, and effective until Party A dissolves in accordance with the law of China.

9.3	Within the validity term of this Agreement, Party B and the Shareholders shall not make an early termination of this Agreement. Party A shall have the right to terminate this Agreement at any time by giving a thirty (30) days written notice to Party B and the Shareholders. Where Party B or any of the Shareholders is in substantial breach of this Agreement, Party B and any Shareholders shall, whether Party A terminates this Agreement early consequently or not, severally and jointly liable for payment of five hundred thousand Renminbi Yuan (RMB500,000) as the liquidated damages. Where the said liquidated damages are insufficient for compensation for all the losses caused to Party A arising therefrom, Party B and its Shareholders shall further compensate Party A so that all the losses of Party A can be made up.

9.4	If any clause and provision of this Agreement is deemed to be illegal or unenforceable by virtue of the applicable laws, then the said clause shall be deemed to have been deleted from this Agreement and invalidated, provided however that, other clauses of this Agreement shall remain in force and be deemed to have the clause excluded from the very beginning. The Parties hereto shall, through mutual consultations, have the clauses deemed to have been deleted replaced by legal and valid clauses which are acceptable to both Parties.

9.5	No failure by one Party to exercise any right, power or privilege hereunder shall be deemed to constitute a waiver thereof, nor shall a single or partial exercise of any right, power or privilege preclude such Party from exercising any other rights, powers or privileges.

9.6	This Agreement is made in Chinese and in octuplicate for original copies with each copy having the equal legal effect and each Party holding one (1) copy.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement executed by their authorized representatives the day and year first above written.

English Translation

[There is no text in this page for execution of the Business Operation Agreement.]

Party A: ICE Information Technology Co., Ltd.

Authorized Representative:	/s/ Sun Tao
Title: Chief Executive Officer, President

Party B: Shanghai ICE Information Technology Co., Ltd.

Authorized Representative:	/s/ Sun Tao
Title: Chief Executive Officer, President

Party C:
[shareholders of Shanghai ICE Information Technology Co., Ltd.]

Signature:

English Translation

Annex 1

THE SHAREHOLDERS